NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
--------------------------------------------------------------------------------


                                                                                                            PAGE

Report of Independent Accountants                                                                             1

Financial Statements:

     Statements of net assets available for benefits at December 31, 1999 and 1998                            2

     Statements of changes in net assets available for benefits for the years ended
       December 31, 1999 and 1998                                                                             3

     Notes to financial statements                                                                          4 - 10

Supplemental Schedule*:

     Form 5500 - Schedule of assets held for investment purposes at end of year
       (Schedule I)                                                                                          11



* Other schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted since they are not applicable.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Participants and the Employee
Benefits Committee of the
Noble Drilling Corporation 401(k) Savings Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Noble Drilling Corporation 401(k) Savings Plan (the Plan) at December 31, 1999 and 1998, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Assets Held for Investment Purposes at December 31, 1999 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


PRICEWATERHOUSECOOPERS LLP

Houston, Texas
June 19, 2000

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                    1999           1998
Assets:
    Investments, at fair value:
      Noble Drilling Corporation common stock   $ 18,853,988   $  6,817,292
      Collective Investment Fund                   3,106,013      2,895,709
      Mutual funds                                12,224,233      9,961,222
    Contributions receivable:
      Participants                                   298,385        284,708
      Noble Drilling Corporation                     164,076        150,635
    Dividends and interest receivable                  7,996          9,333
    Participant loans                              1,106,274        869,346
    Loan interest receivable                           6,813          5,904
                                                ------------   ------------
                                                  35,767,778     20,994,149
Liabilities:
    Trust fees payable                                11,839          6,426
                                                ------------   ------------

Net assets available for benefits               $ 35,755,939   $ 20,987,723
                                                ============   ============



         The accompanying notes are an integral part of these financial statements.

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                                   1999            1998
Additions attributed to:
    Interest and dividend income                               $    720,489    $    468,369
    Net appreciation (depreciation) on investments               13,625,751      (7,279,106)
    Contributions:
      Participants                                                3,596,764       3,202,339
      Employer                                                    1,750,634       1,664,250
                                                               ------------    ------------
        Total additions (deductions)                             19,693,638      (1,944,148)
                                                               ------------    ------------
Deductions attributed to:
    Withdrawals                                                  (5,169,322)     (2,121,721)
    Administrative and investment expenses                         (140,069)       (121,184)
                                                               ------------    ------------
        Total deductions                                         (5,309,391)     (2,242,905)
Net increase (decrease) in net assets available for
  benefits before rollovers from other plans                     14,384,247      (4,187,053)
Rollovers from other plans                                          383,969         729,217
                                                               ------------    ------------
Net increase (decrease) in net assets available for benefits     14,768,216      (3,457,836)
Net assets available for benefits, beginning of year             20,987,723      24,445,559
                                                               ------------    ------------

Net assets available for benefits, end of year                 $ 35,755,939    $ 20,987,723
                                                               ============    ============


         The accompanying notes are an integral part of these financial statements.

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

1.       DESCRIPTION OF PLAN

         The following brief description of the provisions of the Noble Drilling Corporation 401(k) Savings Plan (the Plan) is provided for general information purposes only. Participants should refer to the plan document for a more complete description of the Plan's provisions.

         GENERAL

         Noble Drilling Corporation (the Company) established the Noble Drilling Corporation Thrift Plan (the Thrift Plan) effective January 1, 1986. Prior to October 1, 1985, the Company was a wholly-owned subsidiary of Noble Affiliates, Inc. (NAI). Effective as of that date, the Company was recapitalized, and its common stock was distributed to the shareholders of NAI in a tax-free spin-off. The Company's employees had participated in the NAI Thrift and Profit Sharing Plan (the NAI Plan) prior to October 1, 1985 and continued to participate in the NAI Plan through December 31, 1985. Participants in the NAI Plan carried over certain service, eligibility and vesting benefits upon entering the Plan.

         Effective October 1, 1997, the Thrift Plan was amended and restated to incorporate prior amendments and increase the maximum participant contribution percentage from 10% to 12%. In addition, the Thrift Plan was renamed the Noble Drilling Corporation 401(k) Savings Plan.

         The Plan is a defined contribution plan. All domestic and expatriate employees are eligible to enroll in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended, and is administered by the Employee Benefits Committee of the Company, whose members are appointed by the Company's Board of Directors.

         Effective October 1, 1997, the Charles Schwab Trust Company, Inc. was appointed the Plan Trustee and Milliman & Robertson, Inc. became the Plan's recordkeeper. Under the terms of the Plan, the Trustee, on behalf of the Plan, acquires, holds and disposes of securities, including the common stock of the Company owned by the Plan.

         SIGNIFICANT ROLLOVERS FROM OTHER PLANS

         Effective May 1, 1996, and in connection with the acquisition of Chiles Offshore Corporation, the net assets available for plan benefits of the Chiles Offshore Corporation (Chiles) 401(k) Plan were merged into the Plan.

         Effective January 1, 1998 the net assets available for plan benefits of the Triton Profit Sharing Plan were merged into the Plan. Triton Engineering Services Company is a wholly-owned subsidiary of the Company.

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

         CONTRIBUTIONS

         Participants may contribute on a pre-tax basis up to 12% (up to a limit of $10,000 for both 1999 and 1998) of their base compensation to the Plan.

         The Plan provides for the following amounts of employer matching contributions based on the participant's years of vesting service:

                                                      PERCENTAGE OF                    MATCHING CONTRIBUTION
                     PARTICIPANT'S             PARTICIPANT'S CONTRIBUTION            LIMITED TO THE FOLLOWING
                   YEARS OF VESTING                    MATCHED BY                          PERCENTAGE OF
                        SERVICE                        THE COMPANY                  PARTICIPANT'S COMPENSATION
                    Less than 15                            70%                                   6%
                    15 or more                             100%                                   6%

         The Plan provides that matching contributions are made in the form of cash or the Company's common stock. Pass-through voting rights for shares of common stock of the Company are credited to a participant's account, whether or not vested.

         TERMINATION

         The Company reserves the right to amend or terminate the Plan, subject to the provisions of ERISA. Upon notice of termination or permanent suspension of contributions, the accounts of all participants affected thereby will become fully vested and in the event of termination, will be distributed in accordance with the provisions of the Plan.

         LOANS

         A participant has the ability to borrow funds from his or her vested pre-tax and rollover amounts. A loan is secured by the participant's account balance and bears interest at a fixed rate of prime plus 1%. Interest rates on loans outstanding range from 7% to 10.52%. A participant may borrow a maximum amount equal to the lesser of (i) 50% of that participant's vested account balance under the Plan or (ii) $50,000, reduced by the excess, if any, of the highest outstanding loan balance outstanding in the previous year over the loan balance currently outstanding. The loans are repayable within five years unless used to acquire a principal residence. Repayment of the principal and interest of a loan is invested according to the participant's current investment directions for future pre-tax contributions to the Plan. Upon leaving the Company, the Plan participant has 90 days to repay the outstanding loan balance, with a lump sum payment. In the event the loan is not paid within that time period, the loan balance will be defaulted and become taxable to the participant.

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

         During 1999 and 1998, $760,048 and $378,418, respectively, in new loans were made to participants.

         WITHDRAWALS

         Withdrawals are permitted in the event of termination of employment, retirement, permanent disability, death or financial hardship, as defined in the Plan. In-service withdrawals may be made from a participant's after-tax contribution or rollover account. Additionally, vested participants may make in-service withdrawals from the Company's matching account.

         PARTICIPANT ACCOUNTS

         Separate accounts are maintained for each participant. Participant accounts are credited with pre-tax contributions, after-tax contributions, rollover contributions, the Company's matching contributions and an allocation of investment earnings and losses. Furthermore, participant accounts are adjusted for withdrawals and transfers among investment options, if any.

         Participants have an option as to the manner in which their contributions may be invested. Separate funds are maintained and participants may direct their investments in 1% increments. A brief description of the Plan's investment options follows. For a detailed description of investment options and risk profiles, refer to the respective fund's prospectus.

                       FUND                                             INVESTMENTS

         Firstar Institutional Investors'   Guaranteed investment contracts, bank investment contracts and
         Fund (Firstar)                     money-market instruments.

         PIMCO Total Return Institutional   United States government securities, corporate bonds, mortgage related
         Fund (PIMCO)                       securities and money-market instruments.

         Dodge & Cox Balanced Fund (Dodge   Common stocks and convertible securities.
         & Cox)

         Vanguard Index 500 Fund            Common stocks of small, growing companies as well as large, established
         (Vanguard)                         companies.

         Brandywine Fund (Brandywine)       Common stocks of small to medium-sized companies that are expected to demonstrate growth in earnings and revenue.

         American Aadvantage                Common stocks and debt securities of companies and governments outside
         International Equity Fund -        the United States.
         Institutional Class (American
         Aadvantage)

         Fund ND                            Noble Drilling Corporation common stock

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

         Unallocated forfeitures are maintained in the Fund ND and the Firstar Institutional Investors' Fund. Unallocated forfeitures are segregated from all other participant records. Unallocated forfeitures of $91,212 and $24,180 at December 31, 1999 and 1998, respectively, may be used to reduce future Company matching contributions.

         VESTING

         A participant's contributions are 100% vested at all times. Participants become fully vested in the Company's matching contributions upon five years of credited service. Also, a participant becomes fully vested in the Company's matching contributions, regardless of years of service, if employment is terminated due to normal retirement, total disability or death.

         Chiles participants become vested in the Company's contributions and the related earnings of such contributions after attainment of the years of service specified below:

                                              VESTED AND NONFORFEITABLE
           YEARS                               PERCENTAGE OF EMPLOYER'S
         OF SERVICE                          CONTRIBUTION INTO THE PLAN
              1                                           20%
              2                                           40%
              3                                           60%
              4                                           80%
              5                                          100%

         In general, a participant will be deemed to have completed a "year of service" for each calendar year during which the participant completes at least 1,000 hours of service.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF ACCOUNTING

         The Plan's financial statements are prepared on the accrual basis of accounting in conformity with generally accepted accounting principles.

         INVESTMENTS

         Investments traded on national securities exchanges are valued at closing prices on the last business day of the year; investments traded on the over-the-counter market are valued at an average of the last reported bid and ask prices. The investment in the bank commingled fund (short-term investments) is highly liquid; therefore, the fair value approximates cost. The cost of investments sold is determined on the basis of average cost.

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

         Shares in the Collective Investment Fund are valued at the fair value of the fund's underlying net assets as determined by the quoted closing price for those securities for which market quotations are available or with respect to other assets, fair value as determined in good faith by the fund manager. Investments in Mutual Funds are valued on the basis of net asset value as reported by the respective Mutual Fund companies.

         Purchases and sales of securities are reflected on a trade-date basis. Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on an accrual basis.

         The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

         EXPENSES

         Plan administration expenses are paid by the Plan, unless paid by the Company, at the Company's sole discretion. For the years ended December 31, 1999 and 1998, administrative expenses of $140,069 and $121,184, respectively, were paid by the Plan.

         EXCESS CONTRIBUTIONS REFUNDABLE TO EMPLOYEES

         Excess contributions refundable to highly compensated employees represent the refunds necessary to meet certain nondiscrimination provisions of the Internal Revenue Code (the Code). There were no excess contributions refundable to employees for the years ended December 31, 1999 and 1998.

         USE OF ESTIMATES

         The preparation of the Plan's financial statements in conformity with generally accepted accounting principles requires the Plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period, and when applicable, disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

         CONCENTRATIONS OF CREDIT RISK

         Certain financial instruments potentially subject the Plan to concentrations of credit risk. These financial instruments consist of various mutual funds and collective funds. The Plan does not obtain or require collateral for these funds. Changes in the economic environment have a direct impact on the market value of the funds. It is reasonably possible that changes in the economic environment will occur in the near term and that

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

         such changes will have a material effect on the market value of the funds included in the Plan.

3.       TAX STATUS

         The Plan obtained its latest determination letter on October 27, 1995, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. A favorable determination letter allows the Company to take a business expense deduction for contributions paid within a specified period and for participants' benefits not to be taxed until received by them. In addition, since the trust fund of the Plan is treated as an exempt organization, its income is not subject to federal or state income taxes.

         The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

4.       RELATED PARTIES

         The Trustee is authorized to invest in securities under its control. Transactions resulting in Plan assets being transferred to, or used by, a related party are prohibited under ERISA unless a specific exemption exists. As of December 31, 1999 and 1998 and for the years then ended, there were no transactions with any "party-in-interest" as defined by ERISA for which there was not a specific exemption.

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

5.       INVESTMENTS

         The following presents investments that represent five percent or more of the Plan's net assets:

                                                         DECEMBER 31,
                                                 ---------------------------
                                                     1999           1998
Noble Drilling Corporation common stock,
  575,694 and 526,940 shares, respectively       $ 18,853,988   $  6,817,292
Brandywine Fund, 64,674 and 62,412 shares,
  respectively                                      2,773,216      1,587,045
Dodge & Cox Balanced Fund, 27,542 and
  22,467 shares, respectively                       1,809,772      1,468,315
Firstar Institutional Investors' Fund, 146,947
  and 145,221 shares, respectively                  3,106,013      2,895,709
PIMCO Total Return Institutional Fund, 122,956
  and 159,950 shares, respectively                  1,217,266*     1,685,875
Vanguard Index Trust 500 Fund, 42,239 and
  40,408 shares, respectively                       5,716,163      4,604,525

----------

         * Does not represent 5% or more of the Plan's net assets at December 31, 1999.

         During 1999 and 1998, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated/(depreciated) in value as follows:

                                YEAR ENDED DECEMBER 31,
                             ----------------------------
                                 1999            1998
Common stock                 $ 11,794,225    $ (8,141,243)
Mutual funds                    1,650,644         697,222
Collective Investment Fund        180,882         164,915
                             ------------    ------------

                             $ 13,625,751    $ (7,279,106)
                             ============    ============


         As of December 31, 1999 and 1998, the Plan held no nonparticipant directed investments.

                                                                      SCHEDULE I
NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR
DECEMBER 31, 1999
--------------------------------------------------------------------------------

                                                     (c) DESCRIPTION
                                        -----------------------------------------
                                                                      Number of                              (e)
                    (b)                                             shares/units          (d)              Current
(a)          Identity of issue                 Asset type            of interest          Cost              value

 *     Noble Drilling Corporation       Common stock                      575,694      $ 8,773,838       $18,853,988
       Firstar Institutional
         Investors' Fund                Collective Investment Fund        146,947        2,807,408         3,106,013
       Vanguard Index 500 Fund          Mutual fund                        42,239        4,453,856         5,716,163
       Brandywine Fund                  Mutual fund                        64,674        2,192,270         2,773,216
       PIMCO Total Return
         Institutional Fund             Mutual fund                       122,956        1,301,332         1,217,266
       Dodge & Cox Balanced Fund        Mutual fund                        27,542        1,877,712         1,809,772
 *     Participant loans                Loans, interest rates
                                          ranging from 7% - 10.52%      1,106,274               --         1,106,274
       American AAdvantage
         International Equity Fund -
         Institutional Class            Mutual fund                        36,113          646,076           707,816
                                                                                       -----------       -----------

              Total assets held for investment purposes                                $22,052,492       $35,290,508
                                                                                       ===========       ===========


* Indicates party-in-interest transaction, for which a statutory exemption exists.

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 33-3289, 33-15269, 33-18966, 33-46724, 33-50270,
33-50272, 33-62394, 33-57675, 333-25857, 333-17407 and 333-80511) of Noble
Drilling Corporation of our report dated June 19, 2000 relating to the financial statements, which appears in this Form 10-K/A.


PRICEWATERHOUSECOOPERS LLP

Houston, Texas
June 28, 2000